Exhibit 99.1

Argyle Security Acquisition Corporation Stockholders Approve Merger with ISI Security Group
Monday July 30, 10:54 am ET

Company to Change Name to "Argyle Security, Inc."

SAN ANTONIO, Texas--(BUSINESS WIRE)--Argyle Security Acquisition Corporation (OTCBB:ARGL - News), a special purpose acquisition company, today announced that its stockholders approved the Company's previously announced proposed acquisition of ISI Security Group, a solutions provider in the physical security industry. Stockholders also approved an amendment to Argyle Security Acquisition Corporation's Certificate of Incorporation to change its name to "Argyle Security, Inc." Closing of the transaction is anticipated to occur on or about July 31, 2007.

The acquisition was approved with 89.51% of shareholders voting in favor of the transaction.

Bob Marbut, Chairman and Co-CEO of Argyle Security, stated, "We are very pleased to have completed this process with a high degree of investor approval. Going forward as an operating company, our goal is to establish Argyle Security as a leading global company in the rapidly growing security industry. We believe that ISI is the ideal first acquisition for our Company -- offering solutions that capitalize on the opportunities emerging from digital convergence, new technologies and growing security market segments. Also, each of ISI's three operating subsidiaries has the capability to grow both organically and through acquisitions. It is our intention to support ISI fully in its growth strategy, as well as continuing to find appropriate additional acquisitions in today's fragmented global physical security industry."

Sam Youngblood, CEO of ISI, commented, "ISI's business has continued to show positive momentum, with revenues up 42% year-to-date. This growth reflects solid execution and favorable industry dynamics, such as over-crowding of inmate populations, growth in detention facilities and increasing demand in the Commercial sector, among other factors. With a better financial footing and the support of the Argyle team, we are well-positioned to grow our market share, which should, ultimately, deliver increased value for our stockholders."

For the three-months ended June 30, 2007, ISI generated revenues of $17.7 million, up 43% compared to $12.4 million in the year ago period. Year-to-date through the second quarter of 2007, ISI revenues were $36.6 million, versus $25.8 million in the first six-months of 2006. ISI's backlog(1) was $114 million as of June 30, 2007, up 76% from backlog of $65 million as of June 30, 2006, and up 11% from backlog of $103 million as of March 30, 2007.

Ron Chaimovski, Vice-Chairman and Co-CEO of Argyle Security, added, "Our goal is to leverage ISI's expertise in the marketplace as we grow in the global security industry. The convergence and new technologies occurring in the security sector have resulted in greater demand for total solutions, and we believe ISI is well-positioned to address customers' evolving needs. Furthermore, we expect the combined strengths of our management team to help facilitate our expansion into both domestic and international markets."

Stockholders also approved the Company's 2007 Omnibus Incentive Compensation Plan.

(1) After adjusting for intercompany eliminations, adjusted backlog was $94 million as of June 30, 2007, up 80% from backlog of $52 million as of June 30, 2006, and up 12% from backlog of $84 million as of March 30, 2007.

About Argyle Security, Inc.

Argyle Security was established as a special purpose acquisition corporation with the objective of effecting a merger, capital stock exchange, asset acquisition or other business combination with an unidentified operating business in the security industry. Argyle Security's goal is to become a leading global company that provides solutions for the physical electronic security industry. Its channel focus will be Video Surveillance, Access Control, Perimeter/Outdoor Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets. Argyle Security was co-founded by Messrs. Marbut and Chaimovski. In addition to Messrs. Marbut and Chaimovski, Argyle's founding Board of Directors includes Gen. Wesley K. Clark and Mr. John J. (Chip) Smith.

About ISI Security Group

ISI was founded in 1976. ISI is the parent company for three rapidly growing service and solution providers in the physical security industry: ISI Detention Contracting, Metroplex Control Systems ("MCS-Detention"), and Metroplex Commercial Fire and Security Alarms ("MCS-Commercial"). ISI Detention is one of the nation's largest providers of detention equipment products and service solutions. MCS-Detention and MCS-Commercial specialize in turnkey, electronic security systems for facilities that include unique engineering competencies and proprietary software products, which have security system integration capabilities as applied to the correctional facilities market as well as to commercial markets.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

Contact:
Argyle Security
Bob Marbut, Chairman & Co-CEO
210-828-1700 (TX)
212-245-2700 (NY)
or
Investor Relations:
Cameron Associates
Amy Glynn, CFA, 212-554-5464
amy@cameronassoc.com
or
Media Relations:
Cameron Associates
Deanne Eagle, 212-554-5463
deanne@cameronassoc.com